NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

1 of 15
April 24, 2023     GERMAN AMERICAN BANCORP, INC. (GABC) REPORTS FIRST QUARTER 2023 EARNINGS

Jasper, Indiana: April 24, 2023 – German American Bancorp, Inc. (Nasdaq: GABC) reported first quarter earnings of $20.8 million, or $0.71 per share. This level of quarterly earnings reflected an increase of $11.7 million, or approximately 129% on a per share basis, from 2022 first quarter earnings of $9.1 million or $0.31 per share. The first quarter of 2022 was largely impacted by transaction costs associated with the acquisition of Citizens Union Bancorp of Shelbyville, Inc. (CUB) that closed effective January 1, 2022. The first quarter 2023 earnings represented a 15% decline on a per share basis compared with the strong fourth quarter 2022 earnings of $24.4 million, or $0.83 per share.

The first quarter of 2023 provided a challenging operating/economic backdrop for the banking industry as focus went to stabilization of deposits, liquidity and capital. First quarter 2023 operating performance was highlighted by increased non-interest income, as compared to fourth quarter 2022, continued strong credit metrics, and non-agricultural organic loan growth. However, from an earnings perspective, the increase in non-interest income was more than offset by lower net interest income and net interest margin resulting from higher deposit costs and a smaller earning asset base and by an increase in non-interest expense driven in part by somewhat seasonally higher operating costs, in each case, as compared to fourth quarter of 2022.

The net interest margin declined from 3.78% to 3.69%, or 9 basis points, during the first quarter of 2023 on a linked quarter basis as the funding cost increase of 25 basis points outpaced the earning asset yield increase of 16 basis points. The accelerated rise in the cost of funds in the first quarter of 2023 was driven by the continued historic pace of Federal Reserve interest rate increases, competitive deposit pricing in the marketplace, and a change in the Company’s deposit composition as customers looked for higher yield opportunities.

First quarter 2023 deposits declined approximately $195 million, or 4%, on a linked quarter basis compared to year-end 2022 with the core deposit base stabilizing mid first quarter 2023. The core deposit base, however, remains diverse with stable and manageable exposure to uninsured and uncollateralized deposits of approximately 21%.

During the first quarter of 2023, total loans were down $15.8 million on a linked quarter basis due primarily to seasonal reductions in agricultural lines of credit. However, loans in our commercial real estate, commercial and industrial, consumer, and residential mortgage portfolios at March 31, 2023, in aggregate, represented an increase of $23.0 million, or approximately 3% on an annualized basis, compared to December 31, 2022. Credit metrics remained strong as non-performing assets were 0.24% of period end assets and non-performing loans totaled 0.39% of period end loans.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

2 of 15
Operating revenue for the first quarter 2023 increased $1.3 million, or 10% compared to the fourth quarter 2022, driven by an increase in wealth management fees attributable to an increase in assets under management, an increase in insurance revenues driven by seasonal contingency revenue, and an increase in interchange fee income driven by increased customer card utilization.

The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.25 per share, which will be payable on May 20, 2023 to shareholders of record as of May 10, 2023. As previously reported, this dividend rate represents a 9% increase over the rate in effect during 2022.

D. Neil Dauby, German American’s President & CEO stated, “Despite the volatility the banking industry experienced in the last part of the first quarter, German American remains extremely well positioned with solid liquidity, strong capital and a diverse core deposit base which speaks to the strength and resilience of our Company. Thanks to the dedicated efforts of our relationship-focused team of professionals, our customers and communities were well taken care of during this uncertain time. While we anticipate some potential recessionary headwinds in 2023, we remain confident in the strength of our Company and remain excited and committed to the vitality and growth of our Indiana and Kentucky communities.”

Balance Sheet Highlights

Total assets for the Company totaled $5.997 billion at March 31, 2023, representing a decrease of $159.1 million compared with December 31, 2022 and a decline of $700.7 million compared with March 31, 2022. The decline in total assets at March 31, 2023 compared with both December 31, 2022 and March 31, 2022 was largely attributable to a decline in total deposits which in turn has led to a decline in short-term investments as well as the Company's securities portfolio. Federal funds sold and other short-term investments totaled $10.3 million at March 31, 2023 compared with $42.4 million at year-end 2022 and $611.1 million at March 31, 2022.

Securities available for sale declined $91.4 million as of March 31, 2023 compared with December 31, 2022 and declined $253.4 million compared with March 31, 2022. The changes in the available for sale securities portfolio during the first quarter of 2023 compared with year-end 2022 was largely attributable to the Company's utilization of cash flows from the securities portfolio to partially fund deposit declines during the first quarter, which were partially offset by an increase in the fair value of the portfolio. Total cash flow generated from the portfolio totaled approximately $147.0 million during the first quarter of 2023, reflecting principal and interest payments as well as a modest level of securities sales. Current projections indicate approximately $160.0 million in principal and interest cash flows from the portfolio over the next twelve months with rates unchanged. The decline in the securities portfolio at March 31, 2023 compared with March 31, 2022 was largely attributable to fair value adjustments on the portfolio caused by the rise in market interest rates over the past year and the Company's utilization of cash flows generated by the portfolio for general balance sheet funding.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

3 of 15

March 31, 2023 total loans declined $15.8 million, or less than 1% on a linked quarter basis, compared with December 31, 2022 and increased $116.8 million, or 3%, compared with March 31, 2022. The decline during the first quarter of 2023 compared with year-end 2022 was driven by a seasonal decline in agricultural loans of approximately $38.8 million, or 9% on a linked quarter basis, and a decline in commercial and industrial loans of $9.2 million, or 1% on a linked quarter basis. These declines were somewhat offset by an increased level of commercial real estate loans which grew $33.4 million, or 2% on a linked quarter basis. Retail loans remained relatively stable during the first quarter of 2023 compared with year-end 2022.

End of Period Loan Balances	3/31/2023	12/31/2022	3/31/2022
(dollars in thousands)

Commercial & Industrial Loans	$667,306	$676,502	$636,519
Commercial Real Estate Loans	2,000,237	1,966,884	1,938,528
Agricultural Loans	378,587	417,413	387,764
Consumer Loans	376,398	377,164	351,083
Residential Mortgage Loans	350,338	350,682	342,140
	$3,772,866	$3,788,645	$3,656,034

Net PPP Loans (included in Commercial & Industrial Loans above)	$—	$—	$6,612

The Company’s allowance for credit losses totaled $44.3 million at March 31, 2023 compared to $44.2 million at December 31, 2022 and $45.1 million at March 31, 2022. The allowance for credit losses represented 1.18% of period-end loans at March 31, 2023 compared with 1.17% at December 31, 2022 and 1.23% of period-end loans at March 31, 2022.

Non-performing assets totaled $14.6 million at March 31, 2023 compared to $14.3 million at December 31, 2022 and $15.3 million at March 31, 2022. Non-performing assets represented 0.24% of total assets at March 31, 2023 compared to 0.23% at December 31, 2022 and 0.23% at March 31, 2022. Non-performing loans totaled $14.6 million at March 31, 2023 compared to $14.3 million at December 31, 2022 and $15.3 million at March 31, 2022. Non-performing loans represented 0.39% of total loans at March 31, 2023 compared to 0.38% at December 31, 2022 and 0.42% at March 31, 2022.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

4 of 15

Non-performing Assets
(dollars in thousands)
	3/31/2023	12/31/2022	3/31/2022
Non-Accrual Loans	$13,495	$12,888	$14,929
Past Due Loans (90 days or more)	1,098	1,427	383
Total Non-Performing Loans	14,593	14,315	15,312
Other Real Estate	—	—	30
Total Non-Performing Assets	$14,593	$14,315	$15,342

Restructured Loans	$—	$—	$102

March 31, 2023 total deposits declined $195.2 million, or 4% on a linked quarter basis, compared to December 31, 2022 and declined $674.7 million, or 12%, compared with March 31, 2022. The overall decline in deposits slowed throughout the first quarter of 2023. Deposits declined $13.7 million, or 7% of the quarterly decline, in the month of March 2023, compared with $31.7 million, or 16% of the total decline, in February 2023 and $149.8 million, or 77% of the total decline, in January 2023.

A competitive market driven by rising interest rates has been a significant contributing factor to the decline in total deposits during the first quarter of 2023 compared with both year-end 2022 and March 31, 2022. The Company has also continued to see customer movement from both interest bearing and non-interest bearing transactional accounts to time deposits due primarily to the rising interest rate environment. Additionally, a meaningful level of the outflow of deposits was captured within the Company's wealth management group in both the first quarter of 2023 and over the course of the past several quarters.

March 31, 2023 total borrowings declined $12.8 million, or 6% on a linked quarter basis, compared to December 31, 2022 and increased $34.9 million, or 22%, compared with March 31, 2022. The decline in the first quarter of 2023 compared with year-end 2022 was related to a reduction of short-term secured borrowings and federal funds purchased.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

5 of 15

End of Period Deposit Balances	3/31/2023	12/31/2022	3/31/2022
(dollars in thousands)

Non-interest-bearing Demand Deposits	$1,601,206	$1,691,804	$1,789,353
IB Demand, Savings, and MMDA Accounts	3,039,393	3,229,778	3,527,373
Time Deposits < $100,000	245,104	235,219	278,477
Time Deposits > $100,000	269,192	193,250	234,407
	$5,154,895	$5,350,051	$5,829,610

Results of Operations Highlights – Quarter ended March 31, 2023

Net income for the quarter ended March 31, 2023 totaled $20,807,000, or $0.71 per share, a decline of 14% on a per share basis, compared with the fourth quarter 2022 net income of $24,415,000, or $0.83 per share, and an increase of 129% on a per share basis compared with the first quarter 2022 net income of $9,067,000, or $0.31 per share. The first quarter of 2022 was significantly impacted by costs associated with the CUB acquisition which closed effective January 1, 2022.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

6 of 15

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Quarter Ended			Quarter Ended			Quarter Ended
	March 31, 2023			December 31, 2022			March 31, 2022

	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$46,729	$345	2.99%	$234,107	$2,200	3.73%	$594,901	$280	0.19%
Securities	1,729,189	12,595	2.91%	1,735,534	13,150	3.03%	1,986,917	11,533	2.32%
Loans and Leases	3,773,789	49,245	5.29%	3,728,788	47,262	5.03%	3,667,082	39,022	4.31%
Total Interest Earning Assets	$5,549,707	$62,185	4.53%	$5,698,429	$62,612	4.37%	$6,248,900	$50,835	3.28%

Liabilities
Demand Deposit Accounts	$1,636,133			$1,735,264			$1,739,351
IB Demand, Savings, and
MMDA Accounts	$3,119,979	$7,414	0.96%	$3,359,079	$6,347	0.75%	$3,492,813	$872	0.10%
Time Deposits	451,644	1,557	1.40%	426,710	692	0.64%	528,452	457	0.35%
FHLB Advances and Other Borrowings	244,645	2,509	4.16%	162,792	1,441	3.51%	184,481	1,038	2.28%
Total Interest-Bearing Liabilities	$3,816,268	$11,480	1.22%	$3,948,581	$8,480	0.85%	$4,205,746	$2,367	0.23%

Cost of Funds			0.84%			0.59%			0.15%
Net Interest Income		$50,705			$54,132			$48,468
Net Interest Margin			3.69%			3.78%			3.13%

During the first quarter of 2023, net interest income, on a non tax-equivalent basis, totaled $49,009,000, a decline of $3,372,000, or 6%, compared to the fourth quarter of 2022 net interest income of $52,381,000 and an increase of $2,101,000, or 4%, compared to the first quarter of 2022 net interest income of $46,908,000.

The decline in net interest income during the first quarter of 2023 compared with the fourth quarter of 2022 was primarily attributable to a lower level of average earning assets driven by a reduced level of average deposits and a decline in the Company's net interest margin. The increase in net interest income during the first quarter of 2023 compared with the first quarter of 2022 was primarily attributable to an improved net interest margin driven by the rise in market interest rates.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

7 of 15
The tax equivalent net interest margin for the quarter ended March 31, 2023 was 3.69% compared with 3.78% in the fourth quarter of 2022 and 3.13% in the first quarter of 2022. The decline in the net interest margin during the first quarter of 2023 compared with the fourth quarter of 2022 was largely driven by an increase in the cost of funds. The cost of funds continued to accelerate higher in the first quarter of 2023 due to the continued increase of market interest rates, very competitive deposit pricing in the marketplace, customers actively looking for yield opportunities within and outside the banking industry and a change in the Company's deposit composition. The improvement in the net interest margin during the first quarter of 2023 compared with the fourth quarter of 2022 was largely attributable to increased market interest rates resulting in improved yields on earning assets that outpaced increased cost of funds during 2022.

The Company's net interest margin and net interest income have been impacted by accretion of loan discounts on acquired loans. Accretion of discounts on acquired loans totaled $530,000 during the first quarter of 2023, $603,000 during the fourth quarter of 2022 and $1,112,000 during the first quarter of 2022. Accretion of loan discounts on acquired loans contributed approximately 4 basis points to the net interest margin in both the first quarter of 2023 and the fourth quarter of 2022 and 7 basis points in the first quarter of 2022.

During the quarter ended March 31, 2023, the Company recorded a provision for credit losses of $1,100,000 compared with a provision for credit losses of $500,000 in the fourth quarter of 2022 and a provision for credit losses of $5,200,000 during the first quarter of 2022. During the first quarter of 2022, the provision for credit losses included $6,300,000 for the Day 1 CECL addition to the allowance for credit loss related to the CUB acquisition.

Net charge-offs totaled $953,000, or 10 basis points on an annualized basis, of average loans outstanding during the first quarter of 2023 compared with $1,031,000, or 11 basis points on an annualized basis, of average loans during the fourth quarter of 2022 and compared with $256,000, or 3 basis points, of average loans during the first quarter of 2022.

During the quarter ended March 31, 2023, non-interest income totaled $14,967,000, an increase of $1,299,000, or 10%, compared with the fourth quarter of 2022 and a decline of $1,221,000, or 8%, compared with the first quarter of 2022.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

8 of 15

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	3/31/2023	12/31/2022	3/31/2022
(dollars in thousands)

Wealth Management Fees	$2,644	$2,420	$2,638
Service Charges on Deposit Accounts	2,788	2,889	2,683
Insurance Revenues	3,135	2,050	3,721
Company Owned Life Insurance	401	496	458
Interchange Fee Income	4,199	3,972	3,627
Other Operating Income	1,211	1,258	1,268
Subtotal	14,378	13,085	14,395
Net Gains on Sales of Loans	587	494	1,421
Net Gains on Securities	2	89	372
Total Non-interest Income	$14,967	$13,668	$16,188

Wealth management fees increased $224,000, or 9%, during the first quarter of 2023 compared with the fourth quarter of 2022 and remained relatively stable, increasing by $6,000, or less than 1%, during the first quarter of 2023 compared with the first quarter of 2022. The increase during the first quarter of 2023 compared with the first quarter of 2022 was largely attributable to increased assets under management within the Company's wealth management group.

Insurance revenues increased $1,085,000, or 53%, during the quarter ended March 31, 2023, compared with the fourth quarter of 2022 and declined $586,000, or 16%, compared with the first quarter of 2022. The variance during the first quarter of 2023 compared with both the fourth quarter of 2022 and the first quarter of 2022 was primarily related to contingency revenue. Contingency revenue during the first quarter of 2023 totaled $945,000 compared with no contingency revenue during the fourth quarter of 2022 and $1,620,000 during the first quarter of 2022. Contingency revenue is reflective of claims and loss experience with insurance carriers that the Company represents through its property and casualty insurance agency. Typically, the majority of contingency revenue is recognized during the first quarter of the year.

Interchange fee income increased $227,000, or 6%, during the quarter ended March 31, 2023 compared with the fourth quarter of 2022 and increased $572,000, or 16%, compared with the first quarter of 2022. The increased level of fees during the first quarter of 2023 compared with both the fourth quarter of 2022 and the first quarter of 2022 was due to increased card utilization by customers.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

9 of 15
Net gains on sales of loans increased $93,000, or 19%, during the first quarter of 2023 compared with the fourth quarter of 2022 and declined $834,000, or 59%, compared with the first quarter of 2022. The decline in the first quarter of 2023 compared with the first quarter of 2022 was largely related to a lower volume of loans sold and lower pricing levels. Loan sales totaled $23.4 million during the first quarter of 2023 compared with $25.5 million during the fourth quarter of 2022 and $49.3 million during the first quarter of 2022.

During the quarter ended March 31, 2023, non-interest expense totaled $37,616,000, an increase of $2,002,000, or 6%, compared with the fourth quarter of 2022, and a decline of $10,544,000, or 22%, compared with the first quarter of 2022. The first quarter of 2022 non-interest expenses included approximately $11,705,000 of non-recurring acquisition-related expenses for the acquisition of CUB.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	3/31/2023	12/31/2022	3/31/2022
(dollars in thousands)

Salaries and Employee Benefits	$21,846	$20,922	$23,088
Occupancy, Furniture and Equipment Expense	3,820	3,655	3,809
FDIC Premiums	741	442	476
Data Processing Fees	2,755	2,510	7,724
Professional Fees	1,562	1,171	2,363
Advertising and Promotion	1,167	1,036	1,138
Intangible Amortization	785	840	1,017
Other Operating Expenses	4,940	5,038	8,545
Total Non-interest Expense	$37,616	$35,614	$48,160

Salaries and benefits increased $924,000, or 4%, during the quarter ended March 31, 2023 compared with the fourth quarter of 2022 and declined $1,242,000, or 5%, compared with the first quarter of 2022. The increase in salaries and benefits during the first quarter of 2023 compared with the fourth quarter of 2022 was primarily due to seasonal increases related to retirement plan matching costs, payroll taxes and annual salary adjustments. The decline in salaries and benefits during the first quarter of 2023 compared with the first quarter of 2022 was largely related to approximately $1,470,000 of acquisition-related salary and benefit costs of a non-recurring nature in the first quarter of 2022 related to the CUB acquisition.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

10 of 15

FDIC premiums increased $299,000, or 68%, during the quarter ended March 31, 2023 compared with the fourth quarter of 2022 and increased $265,000, or 56%, compared with the first quarter of 2022. The increase in the first quarter of 2023 compared with both periods was primarily related to an industry-wide 2 basis point increase in the base FDIC premium assessment effective January 1, 2023.

Data processing fees increased $245,000, or 10%, during the first quarter of 2023 compared with the fourth quarter of 2022 and declined $4,969,000, or 64%, compared with the first quarter of 2022. The increase during the first quarter of 2023 compared with the fourth quarter of 2022 was largely driven by costs associated with enhancements to the Company's data processing systems. The decline during the first quarter of 2023 compared with the first quarter of 2022 was driven by acquisition-related costs which totaled approximately $4,973,000 during the first quarter of 2022.

Professional fees increased $391,000, or 33%, in the first quarter of 2023 compared with the fourth quarter of 2022 and declined $801,000, or 34%, compared with the first quarter of 2022. The increase during the first quarter of 2023 compared with the fourth quarter of 2022 was largely attributable to the timing of services rendered for various events and initiatives for the Company. The decline in the first quarter of 2023 compared with the first quarter of 2022 was due to merger related professional fees associated with the CUB acquisition that totaled on approximately $1,336,000 during the first quarter of 2022.

Other operating expenses declined $98,000, or 2%, during the first quarter of 2023 compared with the fourth quarter of 2022 and declined $3,605,000, or 42%, compared with the first quarter of 2022. The decline in the first quarter of 2023 compared to the first quarter of 2022 was attributable to acquisition-related costs that totaled approximately $3,733,000 in the first quarter of 2022. The acquisition-related costs were primarily vendor contract termination costs.

About German American

German American Bancorp, Inc. is a Nasdaq-traded (symbol: GABC) financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 77 banking offices in 20 contiguous southern Indiana counties and 14 counties in Kentucky. The Company also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.).

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

11 of 15
Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in this press release. Factors that could cause actual experience to differ from the expectations expressed or implied in this press release include:

a.changes in interest rates and the timing and magnitude of any such changes;
b.unfavorable economic conditions, including a prolonged period of inflation, and the resulting adverse impact on, among other things, credit quality;
c. the impacts related to or resulting from recent bank failures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks;
d. the impacts of epidemics, pandemics or other infectious disease outbreaks, including the continuation of the COVID-19 pandemic;
e.    changes in competitive conditions;
f.    the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies;
g.    changes in customer borrowing, repayment, investment and deposit practices;
h.    changes in fiscal, monetary and tax policies;
i.    changes in financial and capital markets;
j.    capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by German American of outstanding debt or equity securities;
k.    risks of expansion through acquisitions and mergers, such as unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base or employee base of the acquired institution or branches, and difficulties in integration of the acquired operations;

l.    factors driving impairment charges on investments;

m.    the impact, extent and timing of technological changes;
n.    potential cyber-attacks, information security breaches and other criminal activities;

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

12 of 15
o.    litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future;
p.    actions of the Federal Reserve Board;
q.    the possible effects of the replacement of the London Interbank Offering Rate (LIBOR);
r.    the potential for increases to, and volatility in, the balance of our allowance for credit losses and related provision expense due to the current expected credit loss (CECL) standard;

s.    changes in accounting principles and interpretations;
t.    potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to German American’s banking subsidiary;
u.    actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms;
v.    impacts resulting from possible amendments or revisions to the Dodd-Frank Act and the regulations promulgated thereunder, or to Consumer Financial Protection Bureau rules and regulations;
w.    the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends;
x.    with respect to the merger with CUB, the possibility that the benefits of the transaction, including cost savings and strategic gains, do not continue as anticipated, including as a result of the impact of, or problems arising from, the continued integration of the two companies, unexpected credit quality problems of the acquired loans or other assets, or unexpected attrition of the customer base of the acquired institution or branches; and
y.    other risk factors expressly identified in German American’s filings with the SEC.
Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of German American. Readers are cautioned not to place undue reliance on these forward-looking statements. It is intended that these forward-looking statements speak only as of the date they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	March 31, 2023	December 31, 2022	March 31, 2022
ASSETS
Cash and Due from Banks	$70,506	$77,174	$60,477
Short-term Investments	10,289	42,405	611,110
Investment Securities	1,670,609	1,762,022	1,923,973

Loans Held-for-Sale	6,011	8,600	12,675

Loans, Net of Unearned Income	3,768,872	3,784,934	3,652,452
Allowance for Credit Losses	(44,315)	(44,168)	(45,078)
Net Loans	3,724,557	3,740,766	3,607,374

Stock in FHLB and Other Restricted Stock	14,957	15,037	15,455
Premises and Equipment	112,225	112,237	111,815
Goodwill and Other Intangible Assets	188,929	189,783	190,949
Other Assets	198,836	207,967	163,801
TOTAL ASSETS	$5,996,919	$6,155,991	$6,697,629

LIABILITIES
Non-interest-bearing Demand Deposits	$1,601,206	$1,691,804	$1,789,353
Interest-bearing Demand, Savings, and Money Market Accounts	3,039,393	3,229,778	3,527,373
Time Deposits	514,296	428,469	512,884
Total Deposits	5,154,895	5,350,051	5,829,610

Borrowings	191,052	203,806	156,124
Other Liabilities	45,641	43,741	62,859
TOTAL LIABILITIES	5,391,588	5,597,598	6,048,593

SHAREHOLDERS' EQUITY
Common Stock and Surplus	417,203	416,664	414,758
Retained Earnings	418,620	405,167	352,679
Accumulated Other Comprehensive Income (Loss)	(230,492)	(263,438)	(118,401)
SHAREHOLDERS' EQUITY	605,331	558,393	649,036

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$5,996,919	$6,155,991	$6,697,629

END OF PERIOD SHARES OUTSTANDING	29,573,439	29,493,193	29,485,683

TANGIBLE BOOK VALUE PER SHARE (1)	$14.08	$12.50	$15.54

(1) Tangible Book Value per Share is defined as Total Shareholders' Equity less Goodwill and Other Intangible Assets divided by End of Period Shares Outstanding.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
INTEREST INCOME
Interest and Fees on Loans	$49,061	$47,108	$38,935
Interest on Short-term Investments	345	2,200	280
Interest and Dividends on Investment Securities	11,083	11,553	10,060
TOTAL INTEREST INCOME	60,489	60,861	49,275

INTEREST EXPENSE
Interest on Deposits	8,971	7,039	1,329
Interest on Borrowings	2,509	1,441	1,038
TOTAL INTEREST EXPENSE	11,480	8,480	2,367

NET INTEREST INCOME	49,009	52,381	46,908
Provision for Credit Losses	1,100	500	5,200
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	47,909	51,881	41,708

NON-INTEREST INCOME
Net Gain on Sales of Loans	587	494	1,421
Net Gain on Securities	2	89	372
Other Non-interest Income	14,378	13,085	14,395
TOTAL NON-INTEREST INCOME	14,967	13,668	16,188

NON-INTEREST EXPENSE
Salaries and Benefits	21,846	20,922	23,088
Other Non-interest Expenses	15,770	14,692	25,072
TOTAL NON-INTEREST EXPENSE	37,616	35,614	48,160

Income before Income Taxes	25,260	29,935	9,736
Income Tax Expense	4,453	5,520	669

NET INCOME	$20,807	$24,415	$9,067

BASIC EARNINGS PER SHARE	$0.71	$0.83	$0.31
DILUTED EARNINGS PER SHARE	$0.71	$0.83	$0.31

WEIGHTED AVERAGE SHARES OUTSTANDING	29,507,446	29,485,940	29,403,052
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	29,507,446	29,485,940	29,403,052

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

		Three Months Ended
		March 31,	December 31,	March 31,
		2023	2022	2022
EARNINGS PERFORMANCE RATIOS
	Annualized Return on Average Assets	1.37%	1.56%	0.54%
	Annualized Return on Average Equity	14.39%	18.99%	4.88%
	Annualized Return on Average Tangible Equity (1)	21.38%	30.14%	6.56%
	Net Interest Margin	3.69%	3.78%	3.13%
	Efficiency Ratio (2)	57.28%	52.53%	74.49%
	Net Overhead Expense to Average Earning Assets (3)	1.63%	1.54%	2.05%

ASSET QUALITY RATIOS
	Annualized Net Charge-offs to Average Loans	0.10%	0.11%	0.03%
	Allowance for Credit Losses to Period End Loans	1.18%	1.17%	1.23%
	Non-performing Assets to Period End Assets	0.24%	0.23%	0.23%
	Non-performing Loans to Period End Loans	0.39%	0.38%	0.42%
	Loans 30-89 Days Past Due to Period End Loans	0.27%	0.37%	0.17%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
	Average Assets	$6,078,126	$6,243,859	$6,739,970
	Average Earning Assets	$5,549,707	$5,698,429	$6,248,900
	Average Total Loans	$3,773,789	$3,728,788	$3,667,082
	Average Demand Deposits	$1,636,133	$1,735,264	$1,739,351
	Average Interest Bearing Liabilities	$3,816,268	$3,948,581	$4,205,746
	Average Equity	$578,562	$514,335	$743,518

	Period End Non-performing Assets (4)	$14,593	$14,315	$15,342
	Period End Non-performing Loans (5)	$14,593	$14,315	$15,312
	Period End Loans 30-89 Days Past Due (6)	$10,360	$14,040	$6,185

	Tax Equivalent Net Interest Income	$50,705	$54,132	$48,468
	Net Charge-offs during Period	$953	$1,031	$256

(1)	Average Tangible Equity is defined as Average Equity less Average Goodwill and Other Intangibles.
(2)	Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-interest Income.
(3)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(4)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Other Real Estate Owned.
(5)	Non-performing loans are defined as Non-accrual Loans and Loans Past Due 90 days or more.
(6)	Loans 30-89 days past due and still accruing.